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Exhibit 21

SUBSIDIARIES OF NEENAH PAPER, INC.

        The following is a list of subsidiaries of Neenah Paper, Inc., along with each entity's place of incorporation or organization. Unless otherwise noted, the listed subsidiaries are wholly owned by Neenah Paper, Inc.

Neenah Paper Sales, Inc., Delaware
Neenah Paper Company of Canada, Nova Scotia, Canada
Neenah Paper Michigan, Inc., Delaware
Neenah and Menasha Water Power Company, Delaware (80%)

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SUBSIDIARIES OF NEENAH PAPER, INC.